Exhibit 99.5

LETTER TO BROKERS, DEALERS,

COMMERCIAL BANKS, TRUST COMPANIES

AND OTHER NOMINEES

Offer to Exchange

each

Common Share, Preferred Share and American Depositary Share

of

TAM S.A.

for

0.90 of a Common Share

of

LAN AIRLINES S.A.

Represented by

American Depositary Shares

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS FOR TENDERS OF TAM ADSs AND TAM SHARES WILL EXPIRE AT 5:00 P.M. EASTERN TIME (6:00 P.M. SÃO PAULO TIME) ON THE EXPIRATION DATE, UNLESS THE EXCHANGE OFFER IS EXTENDED. THE EXPIRATION DATE IS CURRENTLY JUNE 8, 2012, BUT THIS DATE WILL CHANGE IF THE EXCHANGE OFFER IS EXTENDED.

May 10, 2012

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by LAN Airlines S.A., a Chilean company, in connection with the exchange offer of Holdco II S.A. (“Holdco II”), a Chilean company owned by LAN and the controlling shareholders of TAM S.A. (“TAM”), to acquire all of the outstanding voting common shares of TAM S.A. (collectively, the “TAM common shares”) and non-voting preferred shares of TAM (collectively, “TAM preferred shares,” and together with the TAM common shares, the “TAM Shares”) and all of the American Depositary Shares representing TAM shares (collectively, “TAM ADSs”) that are not owned by the TAM controlling shareholders in exchange for the same number of newly issued common shares of Holdco II, upon the terms and subject to the conditions set forth in the offer to exchange/prospectus (the “Offer to Exchange/Prospectus”), and the related letter of transmittal enclosed herewith (which together, as they may be amended and supplemented from time to time, constitute the “Exchange Offer”). Terms used but not defined in this letter that are defined in the Offer to Exchange/Prospectus have the meaning given to such terms in the Offer to Exchange/Prospectus.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. EASTERN TIME (6:00 P.M. SÃO PAULO TIME) ON THE EXPIRATION DATE, UNLESS THE EXCHANGE OFFER IS EXTENDED.

For your information and for forwarding to your clients for whom you hold TAM ADSs or TAM Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Exchange/Prospectus, dated May 10, 2012;

2. The Letter of Transmittal (TAM ADSs) for your use in accepting the Exchange Offer and tendering TAM ADSs and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” providing information relating to backup federal income tax withholding;

3. The Letter of Transmittal (TAM Shares), the share transfer order (OTA) and related tax forms for your use in accepting the Exchange Offer and tendering TAM Shares and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” providing information relating to backup federal income tax withholding;

4. A printed form of letter which may be sent to your clients for whose accounts you hold TAM ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer;

5. A printed form of letter which may be sent to your clients for whose accounts you hold TAM Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer;

6. A return envelope addressed to JPMorgan Chase Bank, N.A., the US exchange agent, for your use for tendering TAM ADSs in the exchange offer through the US exchange agent;

7. A return envelope addressed to Itaú Corretora De Valores, S.A. (the “Brazilian share registrar”) for your use for tendering TAM Shares in the exchange offer through the US exchange agent; and

8. The letter to stockholders of TAM from Mr. Marco Bologna, TAM’s Chief Executive Officer and a member of TAM’s Board of Directors, accompanied by TAM’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by TAM.

The conditions to the completion of the Exchange Offer are described in the section entitled “The Exchange Offer – Conditions to Completion of the Exchange Offer” of the Offer to Exchange/Prospectus.

For TAM ADSs to be validly tendered into the Exchange Offer, (a) the TAM ADRs evidencing TAM ADSs or book-entry confirmation for tender of TAM ADSs held in book-entry form, together with a properly completed and duly executed Letter of Transmittal (TAM ADSs), including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Exchange/Prospectus) in the case of book-entry transfer of TAM ADSs, and any other documents required in the Letter of Transmittal (TAM ADSs), must be timely received by the US exchange agent, in each case in accordance with the terms and conditions of the Offer to Exchange/Prospectus and the Letter of Transmittal (TAM ADSs). Under no circumstances will any interest be paid on any cash to be paid in lieu of fractional LAN ADSs, regardless of any extension of the Exchange Offer or any delay in making payment.

For TAM Shares to be validly tendered into the Exchange Offer, (a) the TAM Shares, together with a properly completed and duly executed Letter of Transmittal (TAM Shares), the OTA and related tax forms and any other documents required in the Letter of Transmittal (TAM Shares) must be timely received by the Brazilian share registrar in accordance with the terms and conditions of the Offer to Exchange/Prospectus and the Letter of Transmittal (TAM Shares). Under no circumstances will any interest be paid on any cash to be paid in lieu of fractional LAN ADSs, regardless of any extension of the Exchange Offer or any delay in making payment.

LAN and Holdco II will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of TAM ADSs and TAM shares pursuant to the Exchange Offer. LAN and Holdco II will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their clients. LAN and Holdco II will pay all stock transfer taxes applicable to its acquisition of TAM ADSs and TAM Shares pursuant to the Exchange Offer, subject to Instruction 6 of the Letter of Transmittal (TAM ADSs) and Instruction 4 of the Letter of Transmittal (TAM Shares).

Any inquiries you may have with respect to the Exchange Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the addresses and telephone numbers set forth on the back cover page of the Offer to Exchange/Prospectus.

Very truly yours,

D.F. KING & CO., INC.

Nothing contained herein or in the enclosed documents shall constitute you as an agent of LAN, the Information agent, the US exchange agent, the Brazilian Share Registrar or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Exchange Offer other than the enclosed documents and the statements contained therein.